Item 7
 BlackRock (Luxembourg) S.A.*
 BlackRock (Netherlands) B.V.
 BlackRock Advisors, LLC
 BlackRock Fund Managers Ltd
 BlackRock Investment Management (UK) Limited
 BlackRock Japan Co., Ltd.



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.